Exhibit 10.1

October 30, 2008

Khoon Cheng Lim

9539 Cortada Street

El Monte, CA 91733

Dear KC:

Valence Technology, Inc. is pleased to offer you the position of Chief Technology Officer (CTO) with responsibility over the Company’s Engineering, Research and Development working out of the Company’s location in Suzhou China and responsibility for managing the Company’s interests in any venture of the Company when directed by the CEO or President, including Pleiades Battery Manufacturing.  This letter embodies the terms of your employment offer with Valence Technology, Inc.

You will report to Robert L. Kanode, President and CEO.

Compensation:

Your starting salary will be at an annualized rate of $200,000 paid on a bi-weekly basis.  Since this position is classified as exempt, you will not be eligible for overtime pay.  Unless determined that such practices are prohibited by Chinese law, all compensation for your services will be paid to you in the U.S. and you are eligible to participate in the global employee benefit plans designed for U.S. expatriate employees.  U.S. pension and savings plans and U.S. social security laws and benefits shall continue to apply to the extent possible, subject to applicable laws and plan regulations.  You shall be liable to PRC for all individual income taxes arising from your employment remuneration.  In the event the Company terminates your employment for other than Good Cause (as defined in the Footnote below) all options previously issued (450,000 shares) shall immediately vest and become exercisable on the date of such Termination for Other than Good Cause.

You will be eligible for four (4) weeks of vacation per year, accrued on a bi-weekly basis.  Holidays are to be observed in accordance with local laws and business customs.

As a Valence employee you will be expected to abide by company rules and regulations.  You will be expected to sign and comply with our employee agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Valence and nondisclosure of proprietary.

Valence is an at will employer.  As an employee you may terminate employment at any time and for any reason whatsoever with notice to Valence.  We request that in the event of resignation, you give the company at least 30 days notice.  Similarly, Valence may terminate your employment at any time and for any reason whatsoever, with or without cause.  In the event the Company terminates your employment for other than Good Cause (as defined in the Footnote below) Valence will provide you with three months salary payable as of the date of termination.

If you wish to accept employment at Valence under the terms set out above, please sign and date this letter, and return it to me at your earliest convenience.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ Robert L. Kanode

Robert L. Kanode

President and Chief Executive Officer

/s/ KC Lim	October 30, 2008
Approved and Accepted: KC Lim	Date

Cc:  Cheryl Logan

Footnote:

For purposes of the Agreement, “Good Cause” shall mean and include termination by reason of (a) your conviction (including any plea of guilty or no contest) of (i) any felony or misdemeanor involving the embezzlement, theft or misappropriation of monies or other property of the Company and (ii) any felony involving the embezzlement, theft or misappropriation of monies or other property or crime of moral turpitude; (b)  your willful and continued neglect by you of your duties as President, but only if such neglect continues for 30 days following receipt by you of written notice from the Company specifying such breach and demanding that you cure such breach, and (c) your willful failure to abide by the Company’s policies applicable to your employment.  In the event your employment is terminated in accordance for “Good Cause,” you shall be entitled to receive only your base salary then in effect, prorated to the date of termination, and any benefits and expense reimbursement to which you are entitled by virtue of your employment with the Company.